Exhibit 10.27
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the 5 day of Dec, 2005 (the “Effective Date”), by and between HASTINGS ENTERTAINMENT, INC., a Texas corporation (“Company”) and Michael Rigby (“Executive”).
WITNESSETH:
     WHEREAS, Company and its affiliates are engaged in the retail sale of books, music, videos, periodicals, and software and the rental of videos; and
     WHEREAS, Executive has expertise, experience and capability in the business of Company;
     WHEREAS, Executive has agreed to serve Company as its SVP Merchandising; and
     WHEREAS, Company desires to enter into this Agreement to provide severance and other benefits for Executive and obtain Executive’s agreements regarding confidentiality and post-employment restrictive covenants for Company; and
     WHEREAS, Executive is willing to provide such agreements to Company.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:
     1. Duties and Responsibilities. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by Company in the conduct of its business. Executive’s powers and authority shall include all those presently delegated to him or such other duties and responsibilities as from time to time may be assigned to him. Executive recognizes, that during his employment hereunder, he owes an undivided duty of loyalty to Company, and agrees to devote substantially all of his business time, skills, efforts, and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of Company.
     2. Employment Term. Executive’s employment shall continue until terminated by either party in accordance with Sections 4, 5, 6, or 7 herein. Except as may otherwise be expressly provided herein, regardless of the basis of any termination, Executive’s obligations under Sections 10, 11, 12, and 13 hereof shall continue. Anything to the contrary notwithstanding, two (2) years from and after the Effective Date either Company or Executive may terminate this Agreement upon thirty (30) days written notice to the other. In such event, the terms and provisions of this Agreement shall no longer be effective as to either party.
     3. Compensation and Benefits.
     (a) Base Salary. For services rendered by Employee under this Agreement, Company shall compensate Employee in the annual amount of $170,000 (“Base Salary”) payable in equal semi monthly installments during the term of this Agreement. This base salary will be reviewed on an annual basis commencing August 2006 and may be adjusted upwards or downwards.

     (b) Bonus. For each fiscal year during the term of this Agreement, Employee shall be eligible for a bonus payable based on the Company’s Corporate Officer Incentive Plan (“COIP”) at a 75% base salary bonus level.
     (c) Withholding. All compensation shall be paid net of such withholdings as Employee requests or as are required by applicable law, rule or regulation. Company shall periodically review Employee’s Base Salary in an effort to assure Employee continued reasonable compensation for Employee’s services.
     (d) Stock Options. Ten Thousand (10,000) shares granted pursuant to Company’s stock option program guidelines.
     (e) Business Expenses. Employee is authorized to incur reasonable and necessary expenses for promoting the business of Company, including expenses for entertainment, travel and similar items in accordance with Company policy. Company will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditure in conformance with Company policy.
     (f) Housing and Relocation Expenses. Company will provide its standard relocation and moving expenses from your current residence in Parkland, Florida. Company will assist Employee with duplicate housing costs for a period equal to the lesser of twelve months or until Employee’s residence located in Parkland, Florida is sold. During such period Company will reimburse Employee for the lesser of your actual monthly principal, interest, taxes and insurance payments for the lesser of such costs in either Amarillo, Texas or Parkland, Florida. In addition, Company will reimburse your realtor sales commission not to exceed 6% in connection with the sale of your home in parkland, Florida. You agree to attempt to obtain a fee arrangement with a realtor providing for a 3-5% sales commission, if possible.
     (g) Benefits. Subject to meeting eligibility provisions, if any, Employee shall be entitled to such benefits as the Board of Directors of Company may from time to time establish generally for employees of the Company. Such benefits shall be generally consistent with the benefits provided by comparable firms within Company’s industry and shall include, without limitation, vacation pay, sick pay benefits and major medical coverage. The Company will also provide Employee with three (3) weeks of paid vacation per year and will pay for Employee’s attendance at reasonable trade organization meetings and seminars.
     4. Termination by Company; Special Compensation.
     (a) At any time, Company may terminate Executive’s employment for any reason. If Executive’s termination is other than pursuant to Section 5, Executive shall, subject to the other provisions of this Section 4, be entitled to the following Special Compensation (as that term is defined in this Section 4) in lieu of any benefits available under any and all Company separation plans or policies.
(b)	For purposes of this Agreement, “Special Compensation” shall entitle Executive:

(i) to continue to receive for a period of eighteen (18) months from the date of termination (the “Severance Period”) monthly compensation at the rate equal to the monthly amount of his base annual salary in effect at the date of termination of employment;

(ii) to receive a bonus, based on actual performance results, up to the 100% Performance

Percentage under the COIP throughout the Severance Period provided that the amount, if any, payable under such plan for the award period including the last day of the Severance Period shall be pro rated based upon the number of months of the Severance Period that fall within the award period and the total number of months in such award period;

(iii) to continue to receive throughout the Severance Period any executive medical, dental, life, and qualified or nonqualified retirement benefits which the Executive was receiving or was entitled to receive at the time of termination, except that long term disability and short term disability benefits cease on the last day worked;
     (c) Company shall pay or cause to be paid the amounts payable under paragraph (b)(i) above in equal installments, monthly in arrears, and the amount payable under paragraph (b)(ii) in accordance with the terms of such plan. All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes.
     (d) In addition to the Special Compensation described above, Executive shall also be entitled to any vacation pay for vacation accrued by Executive in the calendar year of termination but not taken at the time of termination.
     (e) In the event Executive becomes employed full time during the Severance Period, Executive’s entitlement to continuation of the benefits described in paragraph (b)(iii) shall immediately cease, however, Executive shall retain any rights to continue medical insurance coverage under the COBRA continuation provisions of the group medical insurance plan by paying the applicable premium.
     (f) The payments and benefits provided for in this Section shall be in addition to all other sums then payable and owing to Executive hereunder and, except as expressly provided herein, shall not be subject to reduction for any amounts received by Executive for employment or services provided after termination of employment hereunder, and shall be in full settlement and satisfaction of all of Executive’s claims and demands.
     (g) In all events, Executive’s right to receive Special Compensation and/or other benefits pursuant to this Section shall cease immediately in the event Executive is reemployed by Company or an affiliate or Executive breaches any provision of Sections 10, 11, 12 or 13 hereof. In all cases, Company’s rights under Section 14 shall continue.
     (h) In the event that the Special Compensation is determined to be an “excess parachute payment” under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, subject to the excise tax imposed by section 4999 of the Code or any successor provision (the “Excise Tax”), Company agrees to pay to Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by Executive, after receiving both the Special Compensation and the Gross Up and after paying: (i) any Excise Tax on the Payment and the Gross Up, and (ii) any Federal, state and local income taxes on the Gross Up, is equal to the amount of the Special Compensation.
     For purposes of determining the Gross Up, Executive shall be deemed to pay state and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the Special Compensation is to be made based upon Executive’s domicile on the date of the payment. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by Company subject to the approval of Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with Gross Up, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined. The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed.
     5. Voluntary Resignation by Executive; Termination for Cause; Total Disability; Death. Upon termination of Executive’s employment by either Voluntary Resignation, or Termination for Cause (as those terms are defined in this Section 5), Executive shall have no right to compensation, severance pay or other benefits described herein but Executive’s obligations under Sections 10, 11, 12 and 13 hereof shall continue. Upon termination for total disability, Executives obligations under Sections 10, 11, 12, and 13 hereof shall continue.
(a)	Voluntary Resignation by Executive. At any time, Executive has the right, by written notice to Company, to terminate his services hereunder (“Voluntary Resignation”), effective as of sixty (60) days after such notice.

(b)	Termination for Cause by Company. At any time, Company has the right to terminate Executive’s employment for cause. Termination upon the occurrence of any of the following shall be deemed termination for cause (“Termination for Cause”):
(i) fails to follow any material requirement, instruction, order or mandate of any superior officer or the board of directors of Company;
(ii) commits any dishonest act towards Company, its officers, employees or Board of Directors;
(iii) engages in any activity involving fraud, dishonesty, moral turpitude or dereliction of duty; or
(iv) materially violates Company’s policies or procedures.
     Termination for failure to meet any material requirements, instruction, orders or mandates, or materially violating Company’s policies or procedures, unless willful, continuing and substantial, shall not be deemed a Termination for Cause. For Termination for Cause, written notice of the termination of Executive’s employment by Company shall be served upon Executive and shall be effective as of the date of such service. Such notice given by Company shall specify the act or acts of Executive underlying such termination.
     (c) Total Disability. Upon the total disability of Executive, as disability is defined in the disability policies and plans applicable to Executive, Executive shall have no right to compensation or severance pay described herein but shall be entitled to long term disability and other such benefits afforded under Company’s applicable policies and plans.
     (d) Death. Upon the death of Executive, Executive’s estate shall have no right to receive compensation or other severance pay described herein, but shall be entitled to receive any benefits afforded under Company’s applicable policies and plans.
     6. Resignation Following Constructive Discharge. If at any time, except in connection with a termination pursuant to Sections 4, 5, or 7, Executive is Constructively Discharged (as that term is defined in this Section 6) then Executive shall have the right, by written notice to Company within sixty (60) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice. Executive shall in such event be entitled to the compensation and benefits as if such employment were terminated pursuant to Section 4 of this Agreement.
     For purposes of this Agreement, Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:
     (a) Executive is removed from his position with Company other than as a result of Executive’s appointment to a position of equal or superior scope and responsibility; or
     (b) Executive’s total compensation is reduced by more than 20% (other than across-the-board reductions similarly affecting all executive officers of Company).
     7. Effect of Change in Control.
     (a) Upon a Change in Control, Executive will be entitled to a payment (the “Change of Control Gross-Up”) for all unexercised incentive stock options, and shares owned immediately prior to the Change of Control that were acquired as a result of incentive stock options exercised within 12 months prior to the Change in Control and non-qualified options exercised within 18 months prior to the Change in Control. Payments will be determined separately for each option, and type of option, granted.
     The Change of Control Gross-Up shall be determined in accordance with the following formula:
(i)	For all unexercised incentive stock options
G = [((P = E) x N) x (1-L)] ÷ (1-M)

Where	G = Change of Control Gross-Up Payment

P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Company’s in office immediately prior to the Change in Control.

E = The exercise price per share of the incentive stock option.

N = The number of unexercised shares of such incentive stock option.

L = The long term capital gains tax rate (expressed as a decimal) in effect for the calendar year in which the Change of Control Gross-Up is to be made.

M = The highest marginal rate (expressed as a decimal) of taxation in the Executive’s filing status for the calendar year in which the Change of Control Gross-Up is to be made.

     (ii) For all Incentive Stock Options exercised within the 12-month period prior to the Change in Control and owned by Executive immediately prior to the Change in Control.

G = [((P - F) x Q) x (l-L)] ÷ (l-M)

Where	G = Change of Control Gross-Up Payment

P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Company’s in office immediately prior to the Change in Control.

F = The exercise price of such option.

Q = The number of shares exercised in such Incentive Stock Option.

L = The long term capital gains tax rate (expressed as a decimal) in effect for the calendar year in which the Change of Control Gross-Up is to be made.

M = The highest marginal rate (expressed as a decimal) of taxation in the Executive’s filing status for the calendar year in which the Change of Control Gross-Up is to be made.
                  (iii) For all non-qualified stock options exercised within the 18-month period prior to the Change in Control and owned by Executive immediately prior to the Change in Control.

G = [((P-V) x Q) x (l-L)] ÷ (l-M)

Where	G = Change of Control Gross-Up Payment

P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Company in office immediately prior to the Change in Control.

V = The fair market value of the stock at time of exercise of the non-qualified option (determined as of the closing price of the stock on the date such option is exercised).

Q = The number of shares exercised in such Incentive Stock Option.

L = The long term capital gains tax rate (expressed as a decimal) in effect for the calendar year in which the Change of Control Gross-Up is to be made.

M = The highest marginal rate (expressed as a decimal) of taxation in the Executive’s Filing status for the calendar year in which the Change of Control Gross-Up is to be made.
     The Change in Control Gross-Up for unexercised incentive stock options shall be paid upon surrender and cancellation of the incentive stock options. The Change in Control Gross-Up for incentive stock options exercised in the 12-month period prior to the Change in Control and for non-qualified stock options exercised in the 18-month period prior to the Change in Control shall be paid upon the Change in Control.
     (b) “Change in Control” shall mean an event which shall be deemed to have occurred if: (i) a merger or consolidation of the Company with or into another corporation occurs in which the Company shall not be the surviving corporation (for purposes of this definition, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly- owned subsidiary of another corporation); (ii) a dissolution of the Company occurs; (iii) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities occurs; (iv) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Excluded Persons, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (v) during any period of two consecutive years commencing on or after January 1, 2000, individuals who at the beginning of the period constituted the Board cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period. The term “Excluded Persons” means each of John H. Marmaduke, the John H. Marmaduke Family Limited Partnership, the Stephen S. Marmaduke Family Limited Partnership, and the Estate of Sam Marmaduke, Deceased, and any person, entity, or group under the control of any of them, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company.
     A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 7.
     (c) Except as otherwise specifically provided, amounts paid under this Section 7 shall be paid, if applicable, within thirty (30) days after such calculations are completed.
     8. Dispute Resolution. All disputes arising under this Agreement, other than those disputes relating to Executive’s alleged violations of Sections 10 through 13 herein, shall be submitted to arbitration by the American Arbitration Association of Dallas, Texas. Costs of arbitration shall be borne equally by the parties. The decision of the arbitrators shall be final and there shall be no appeal from any award rendered. Any award rendered may be entered as a judgment in any court of competent jurisdiction. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorneys’ fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This Section 8 does not apply to any action by Company to enforce Sections 10 through 13 of this Agreement and does not in any way restrict Company’s rights under Section 14 herein.

     9. Enforcement. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.
     10. Confidential Information. Executive acknowledges that during the course of his employment he has learned or will learn or develop Confidential Information (as that term is defined in this Section 10). Executive further acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive’s duties, will cause Company irreparable harm.
     For purposes of this Section, Confidential Information means trade secrets (such as technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other proprietary information concerning the business of Company, or its affiliates, including but not limited to: pricing and financial information; computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; personnel information, including the identity of other employees of Company, their responsibilities, competence, abilities, and compensation; current and prospective suppliers’ lists and information on suppliers; information concerning planned or pending acquisitions or divestitures; and information concerning purchases or leasing of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of Company, or (c) has been identified to Executive as confidential by Company, either orally or in writing.
     Except in the course of his employment and in the pursuit of the business of Company or any of its subsidiaries or affiliates, Executive shall not, during the course of his employment, or for a period of eighteen (18) months following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another’s behalf, any proprietary information or data of Company or any of its subsidiaries or affiliates.
     Executive acknowledges that Company operates and competes nationally, and that Company will be harmed by unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.
     11. Non-Competition.
     (a) Scope. During the effectiveness of this Agreement (the “Term”), Employee shall devote substantially of his business, time, attention and energies to the business and interests of Company, and shall not be engaged (whether or not during normal business hours) in any other business or professional activity (whether or not such activity is pursued for gain, profit or other pecuniary advantage) without first obtaining the written consent of the Board of Directors of Company. During the Term of and for a period of two years after the expiration or termination of this Agreement, for any reason or for no reason at all, Employee shall not directly or indirectly:
          (i) Own, have any interest in or be, serve or act as an individual proprietor, partner, agent, stock holder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company) of or with, or assist in any way, any corporation, partnership, firm or business enterprise at least 20% of whose sales (in dollar volume) are books, music or video sales or rentals (whether such book, music or video (including games) is new or pre-owned) (individually or in the aggregate with all affiliates thereof) and which does business anywhere in the United States.
          (ii) Solicit or induce, or attempt to induce, any employee or independent contracter of Company or any other person who shall be in the service of Company to terminate his or her employment with or otherwise cease his or her relationship with Company; or
          (iii) Solicit divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers (whether any such customer has done business once or more than once), suppliers or accounts, or prospective clients, customers or accounts, or suppliers to Company.
     12. Inducement of Other Employees. For an eighteen (18) month period following termination of employment, Executive will not directly or indirectly solicit, induce or encourage any employee or agent of Company to terminate his relationship with Company.
     13. Return of Company’s Property. All notes, reports, sketches, plans, published memoranda or other documents created, developed, generated or held by Executive during employment concerning or related to Company’s business, and whether containing or relating to Confidential Information or not, are the property of Company and will be promptly delivered to Company upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property containing Confidential Information, or reproductions or copies thereof, or any apparatus from Company’s premises without authorization.
     14. Remedies. Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Sections 10, 11, 12 and 13 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect Company and its legitimate and proprietary business interests and property from irreparable harm.
     Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable damage to Company. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to Company for Executive’s breach or threatened breach of this Agreement, Company is entitled to specifie performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against Company will not constitute a defense thereto. Executive further agrees to pay reasonable attorney fees and costs of litigation incurred by Company in any proceeding relating to the enforcement of the Agreement or to any alleged breach thereof in which Company shall prevail in whole or in part.
     In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.
     15. Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to Executive’s employment hereunder and while this Agreement is in effect supersedes all prior written and oral understandings and agreements with respect to such matters.
     16.  No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance,

charge pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
     17.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Executive’s executors, administrators, legal representatives, heirs, successors, and assigns and the successors and assigns of Company. Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Company, expressly and unconditionally to assume and agree to perform Company’s obligations under this Agreement, in the same manner and to the same extent that Company would be required to perform if no such succession or assignment had taken place.
     18. Partial Invalidity. The various provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision or part thereof, and such provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.
     19. Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Company and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.
     20. Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.
     21. Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

If to Executive:	If to Company:

Michael Rigby	Hastings Entertainment, Inc.
C/o Hastings Entertainment, Inc.	P.O. Box 35350
P.O. Box 35350	Amarillo, TX 79120
Amarillo, TX 79120	Facsimile: (806) 351-2299
Facsimile: (806) 351-2299	Attention: Corporate Secretary
or to such other address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.
     22. Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Texas.
     23. Gender. Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.
     24. Headings. The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date above set forth.

HASTINGS ENTERTAINMENT, INC.

By:	/s/ John H. Marmaduke

John H. Marmaduke, President

/s/ Michael Rigby

Michael Rigby